Exhibit 99.(k)(3)

CONTRIBUTION AND REIMBURSEMENT AGREEMENT

This Contribution and Reimbursement Agreement (“Agreement”) is made and entered into as of April 8, 2025, by and between C1 Fund Inc., a Maryland corporation (the “Fund”), and C1 Group LLC, a Delaware limited liability company (the “Sponsor”).

WHEREAS, the Fund was incorporated on August 16, 2024, intends register as a closed-end fund pursuant to the Investment Company Act of 1940 (the “Investment Company Act”) and intends to conduct an initial public offering of its shares of common stock (the “IPO”);

WHEREAS, the parties have reached an understanding, pursuant to which the Sponsor has paid for certain organizational and offering expenses of the Fund and will continue to pay such expenses until the closing of the IPO (collectively, the “Contributions”), and the Fund will reimburse the Sponsor from the proceeds of the IPO for the amount of Contributions (the “Reimbursement”);

WHEREAS, the parties desire to enter into this Agreement to document, ratify and confirm the foregoing reimbursement arrangement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, conditions, and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all the parties, it is agreed as follows:

1.             The foregoing preambles and all other recitals set forth herein are made a part of this Agreement.

2.             The Sponsor attests, and the Fund acknowledges, that the Sponsor has paid Contributions in the amount of approximately $1,073,060 as of April 3, 2025.

3.             The Sponsor shall timely pay additional Contributions, including organizational expenses, registration fees, FINRA filing fees, exchange listing fees, printing expenses, legal fees and expenses, and accounting fees and expenses as they arise, which the Fund, in its reasonable discretion, deems necessary or advisable for the purpose of registering the Fund under the Investment Company Act and completing the IPO.

4.             Within fifteen (15) days of the closing of the IPO, the Sponsor shall notify the Fund of the total amount of Contributions paid (the “Reimbursement Amount”) and provide wire instructions or other means for reimbursing the Sponsor (the “Reimbursement Notice”).

5.             Within fifteen (15) days of receipt of the Reimbursement Notice, the Fund shall pay to the Sponsor the full Reimbursement Amount in immediately available funds. Within three (3) days from the receipt the Reimbursement Notice, the Fund may request a detailed accounting of the Contributions, which the Sponsor shall provide the Fund within seven (7) days.

6.             This Agreement shall be in all respects governed, construed, applied and enforced in accordance with the laws of the State of New York.

7.             This Agreement may be executed in any number of identical counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all counterparts hereof taken together shall constitute but a single instrument.

8.             If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid and unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

[Signatures on the following page.]

IN WITNESS WHEREOF, this Contribution and Reimbursement Agreement has been executed and delivered the day and year first above written.

SPONSOR

C1 Group LLC,
a Delaware limited liability company

By:	/s/ David Hytha
Name:	David Hytha
Title:	Chief Financial Officer

FUND

C1 Fund Inc.,
a Maryland corporation

By:	/s/ Dr. Najamul Hasan Kidwai
Name:	Dr. Najamul Hasan Kidwai
Title:	Chief Executive Officer

[Signature page to Contribution and Reimbursement Agreement]